Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Form 8-K/A of Esports Entertainment Group, Inc. of our report dated May 20, 2021, which includes an explanatory paragraph as to Bethard Group Limited’s ability to continue as a going concern, with respect to our audits of the financial statements of Bethard Group Limited as of December 31, 2020 and 2019, and for the years then ended.

We also hereby consent to the inclusion in this Form 8-K/A of Esports Entertainment Group, Inc. of our review report dated August 12, 2021, which includes explanatory paragraphs as to Bethard Group Limited’s ability to continue as a going concern and its condensed balance sheet as of December 31, 2020, with respect to our reviews of the condensed financial statements of Bethard Group Limited, which comprise the condensed balance sheet as of March 31, 2021, and the related condensed statements of operations and comprehensive income (loss) and shareholder’s equity and cash flows for the three-month periods ended March 31, 2021 and 2020, and the related notes.

/s/ Friedman LLP

Marlton, New Jersey
August 12, 2021